Exhibit 10.9

THE SYMBOL [***] DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH

(i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED.

SHARE SALE AND PURCHASE AGREEMENT

among

SAGA INVESTMENTS COÖPERATIEF U.A.

as the Seller

and

NEWAMSTERDAM PHARMA B.V.

as the Purchaser

and

DEZIMA PHARMA B.V.

as the Company

Dated 9 April 2020

for the acquisition by the Purchaser of all issued shares in the share capital of the Company

TABLE OF CONTENTS

1	Definitions and interpretation	3

1.1	Definitions and interpretation	3
1.2	Schedules and Annexes	4

2	Sale and purchase	4

2.1	Sale and purchase of the Shares	4
2.2	Effective Date	4
2.3	Compound costs	4
2.4	Wrong box items	4

3	Consideration	5

3.2	Closing Payment Amount	5
3.3	Profit Right	5
3.4	IPO Share Right	7
3.5	Rights to match and repurchase	8
3.6	Purchaser obligations in relation to the Compound	9
3.7	Withholdings	10
3.8	Transfer taxes	10

4	Closing	10

4.1	Place of Closing	10
4.2	Closing Actions	10

5	Post-closing covenants	10

5.1	Anti-avoidance	10
5.2	Retention of records	11
5.3	Financial statements and Tax filings	11

6	Seller’s Warranties	12

6.1	Seller’s Warranties	12

7	Limitation of liability	12

7.1	Reduction to Profit Right	12
7.2	Liability for Breach	13
7.3	Limitations in time	13
7.4	No limitation for fraud etc.	13
7.5	No liability if loss is otherwise compensated	14
7.6	Net financial benefit	14
7.7	Recovery from third parties	14

8	Third party claims	16

8.1	Defence against Third Party Claims	16

9	Purchaser’s Warranties	16

10	Restrictive covenants	17

10.1	Use of name	17

11	Confidentiality	17

11.1	Confidentiality	17
11.2	Exemptions	17

12	Miscellaneous provisions	18

12.1	Further action	18
12.2	Binding effect	18
12.3	Entire Agreement	19
12.4	Invalid provisions	19
12.5	Amendment	19
12.6	Costs	19
12.7	No implied waiver; no forfeit of rights	19
12.8	No rescission or nullification; exclusion	19
12.9	Third party stipulations	20
12.10	Counterparts	20
12.11	Notices	20
12.12	Language	21
12.13	Assignment	21
12.14	Notary	21
12.15	Choice of law	22
12.16	Disputes	22

Schedule 1. Definitions and interpretation		24

Schedule 2. Agreed form of Deed of Transfer		35

Schedule 3. Closing Actions		36

Schedule 4. Seller’s Warranties		38

Schedule 5. Purchaser’s warranties		42

Schedule 6. Addresses for notices		43

Schedule 7. Novation And Waiver Agreement		44

Schedule 8. Compound costs		45

INTRODUCTION

This share sale and purchase agreement (the “Agreement”) is entered into on 9 April 2020 among:

1.

SAGA INVESTMENTS COÖPERATIEF U.A., a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam and with trade register number 34374254, hereinafter referred to as the “Seller”;

2.

NEWAMSTERDAM PHARMA B.V., a company organised under the laws of the Netherlands, whose corporate seat is at Amsterdam and with trade register number 76133141, hereinafter referred to as the “Purchaser”; and

3.	DEZIMA PHARMA B.V., a company organised under the laws of the Netherlands, whose corporate seat is at Breda and with trade register number 55971946, hereinafter referred to as the “Company”.

RECITALS

A.

Following a reduction of capital effected by the Company on 23 March 2020, the Seller holds all the 84,815 outstanding shares, each with a nominal value of EUR 1 (one Euro), numbered 1 up to and including 84,815 in the capital of the Company (the “Shares”).

B.	Prior to Closing, debt outstanding owed by the Company to the Seller Group was capitalised by way of an equity increase without an increase in shares in the capital of the Company.

C.

On 14 October 2015, the Seller acquired the Shares pursuant to the 2015 SPA. The Seller wishes to sell and transfer the Shares to the Purchaser and the Purchaser wishes to purchase and acquire the Shares from the Seller (the “Transaction”). The Transaction constitutes a Product Line Sale as defined in the 2015 SPA.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions and interpretation

1.1.1	Capitalised terms and expressions used in this Agreement have the meanings set out in part 1 of Schedule 1 (Definitions and interpretation).

1.1.2	The provisions set out in part 2 of Schedule 1 (Definitions and interpretation) shall apply throughout this Agreement.

1.2	Schedules and Annexes

1.2.1

Each of the Schedules and Annexes forms part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include a reference to all Schedules and Annexes.

2	SALE AND PURCHASE

2.1	Sale and purchase of the Shares

2.1.1

On the terms and subject to the conditions set out in this Agreement, the Seller hereby agrees to sell, free from all Encumbrances and together with all rights now and in the future attaching to them, the legal and beneficial interest in the Shares to the Purchaser and the Purchaser hereby agrees to purchase and accept the Shares from the Seller.

2.1.2

The sale and purchase of the Shares pursuant to Clause 2.1.1 shall be effected through the execution of a notarial deed of transfer (the “Deed of Transfer”). An agreed form of the Deed of Transfer is attached hereto as Schedule 2 (Agreed form of Deed of Transfer).

2.2	Effective Date

On the terms and subject to the conditions set out in this Agreement and subject to Closing having taken place, the Shares and the Company including all its assets, liabilities and business, shall be for the risk and account (voor rekening en risico) of the Purchaser as of the Closing Date.

2.3	Compound costs

The Purchaser shall reimburse the Seller for [***] as set out in Schedule 8 (Compound costs).

2.4	Wrong box items

If during a period of [***] from Closing in respect of any assets and/or liabilities directly relating to the Compound or required to conduct the business of the Company it appears that the title thereto at the Closing Date was held by any entity of the Seller Group other than the Company and which were transferred thereto by the Company during the Seller Holding Period, or in respect of any assets and/or liabilities which do not directly relate to the Compound and are not required to conduct the business of the Company it appears that the title thereto was at the Closing Date held by the Company instead of another entity of the Seller Group and such asset or liability was transferred to the Company by the Seller Group during the Seller Holding Period, such items and/or liabilities shall, unless otherwise agreed by the Parties in writing, be transferred by the Seller Group to the Purchaser, or at the option of the Purchaser to the Company, or by the Purchaser or the Company to the Seller Group, as the case may be, without any further consideration being due in relation to such transfer.

3	CONSIDERATION

3.1	Consideration

3.1.1	The consideration for the Shares consists of:

a.	the Closing Payment Amount;

b.	the Profit Right (as defined hereinafter) hereby granted by the Purchaser to the Seller; and

c.	the IPO Share Right (as defined hereinafter) hereby granted by the Purchaser to the Seller,

in each case, subject to adjustment in accordance with the terms of this Agreement.

3.1.2	It is understood and agreed that:

a.	the Profit Right shall lapse if the IPO Share Right is exercised by the Seller; and

b.

the IPO Share Right shall lapse if as a result of one or more Exit Events the Profit Right is exercised by the Seller and either (i) all assets of the Dezima Group relating to the Compound are sold, leased, transferred, licensed or otherwise disposed of or (ii) there are no Remaining Shares.

3.2	Closing Payment Amount

The cash amount payable by the Purchaser to the Seller at Closing (the “Closing Payment Amount”) shall be an amount equal to [***].

3.3	Profit Right

3.3.1

The “Profit Right” is the Seller’s right to receive an amount equal to a portion of the Proceeds (a “Profit Right Payment”) in respect of each Exit Event, to be calculated, subject to Clauses 3.3.2 to 3.3.5 (inclusive), as follows:

a.	[***]% ([***] percent) of the Proceeds if the Exit Event occurs at a moment in time when [***]; or

b.

10% (ten percent) of the Proceeds if the Exit Event occurs at a moment in time when the Dezima Group has received an amount greater than EUR 100,000,000 (one hundred million Euro) in aggregate cumulative Financing, whereby there may be one or more Exit Events.

3.3.2

The Purchaser shall pay (or procure the payment of) the Profit Right Payment to the Seller as soon as practicably possible after the date on which the corresponding Proceeds are paid in respect of the Exit Event. Without prejudice to the generality of the foregoing, if and to the extent Proceeds are payable on a contingent or deferred basis (in either case, “Deferred Proceeds”), the Profit Right Payment in respect of such Deferred Proceeds shall be calculated with respect to the amount of Deferred Proceeds if and when paid (and not, for the avoidance of doubt, the net present value at the time of the Exit Event of the right to receive any Deferred Proceeds) and the Purchaser shall pay (or shall procure the payment) of such Profit Right Payment to the Seller as soon as practicably possible after the date such Deferred Proceeds are paid.

3.3.3

If and to the extent the Proceeds are payable other than in cash (“Non-cash Proceeds”), the Profit Right Payment in respect of such Non-cash Proceeds shall be satisfied: (i) if so agreed between the Seller and the Purchaser, by cash payment as agreed in writing by the Seller and the Purchaser; or (ii) in the absence of such agreement, by transfer to the Seller of the applicable percentage (as determined in accordance with Clause 3.3.1) of such Non-cash Proceeds.

3.3.4

In the event of an Exit Event pursuant to which any investee company of any investor which is (or is managed by the same fund manager as an investor which is) a shareholder of the Company (or any holding company thereof) acquires assets or shares (or any other options, warrants, convertibles and other securities) of the Company (or, as the case may be, any holding company thereof) other than on arm’s length terms (a “Non-arm’s Length Exit”), if so required by the Seller by written notice to the Purchaser, for the purposes of calculating the Profit Right Payment, the Proceeds of the Non-arm’s Length Exit shall (unless otherwise agreed in writing between the Purchaser and the Seller) be [***]

[***].

3.3.5

In the event of a Share Sale or Merger concerning less than all of the shares (and all other options, warrants, convertibles and other securities) of the Company (or, as the case may be, its direct holding company) (“Partial Sale”), any Profit Right Payment resulting from a further Exit Event occurring after such Partial Sale shall solely be calculated on the Proceeds received on the shares (and all other options, warrants, convertibles and other securities) as participate in the Proceeds of such further Exit Event excluding those shares (options, warrants, convertibles and other securities) as previously participated in the Proceeds on the Partial Sale (“Remaining Shares”). The Profit Right Payment on Exit Events occurring after such first Share Sale or Merger shall be:

a.	[***]% ([***] percent) of the Proceeds received on the Remaining Shares if the Partial Sale occurs at a moment in time when [***]; or

b.	10% (10 percent) of the Proceeds received on the Remaining Shares if the Partial Sale occurs at a moment in time when [***].

3.4	IPO Share Right

3.4.1

The “IPO Share Right” is the Seller’s right to receive a number of IPO Shares in the share capital of the IPO Company, as the case may be, in the event of an IPO. Subject to Clause 3.4.2, the number of IPO Shares is to be calculated as follows:

a.

in the event that the IPO occurs at a moment in time when [***], the number of IPO Shares to be issued will be such number as, when valued at the IPO Price per share, have an aggregate value equivalent to [***]% ([***] percent) of the Pre-Public Offering Valuation; or

b.

in the event that the IPO occurs at a moment in time when the Dezima Group has received an amount greater than EUR 100,000,000 (one hundred million Euro) in aggregate cumulative Financing, the number of IPO Shares to be issued will be such number as, when valued at the IPO Price per share, have an aggregate value equivalent to 10% (ten percent) of the Pre-Public Offering Valuation.

3.4.2	In case of an IPO after Clause 3.3.5 has been applied, the number of IPO Shares issuable to the Seller shall be calculated as follows:

a.	[***] ([***] percent) of the Remaining Shares (on an as converted basis) if the first Share Sale or Merger occurs at a moment in time when [***]; or

b.	10% (10 percent) of the Remaining Shares (on an as converted basis) if the first Share Sale or Merger occurs at a moment in time when [***].

3.4.3	The Seller shall receive the IPO Share Right no later than [***] after the date of the IPO.

3.4.4

The IPO Shares issued to the Seller shall be fully paid up, free from encumbrances and rank pari passu with each other share of the same class (including with respect to any dividend or distribution declared) and the Purchaser shall procure that, upon issuance, the IPO Shares so issued to the Seller shall be admitted to trading on the same Major Exchange as other IPO Shares are traded.

3.5	Rights to match and repurchase

3.5.1

The Parties acknowledge and agree that execution of the right to match or the right to repurchase may significantly influence a sales process and/or IPO process and/or the costs in relation thereto. The Seller shall hence once the intention of an Exit Event or an IPO has been communicated to it in writing by the Purchaser in good faith consider (without obligation or liability should the Seller not agree to waive its rights to match and/or repurchase) to conditionally or unconditionally waive its rights to match and/or to repurchase.

Right to match

3.5.2

The Purchaser shall not pursue an Exit Event before having complied with the provisions of this Clause 3.5; provided this Clause 3.5 shall not apply to any sale of rights in the Compound in the MTPC Territory, out-license of rights to the Compound in the MTPC Territory or a part thereof for which MTPC has a right to match under the New MTPC Agreement, unless such sale or out-license is included in an Asset Sale.

3.5.3

If the Purchaser wishes to pursue an Exit Event with a bona fide third party, the Purchaser shall send the Seller a written notice thereof including the terms of the offer (the “Offer Notice”). Upon receipt of the Offer Notice, the Seller shall have [***] to inform the Purchaser that it will match the terms set out in the Offer Notice, by sending a notice to that extent to the Purchaser (the “Match Exercise Notice”).

3.5.4

Upon the Purchaser’s receipt of the Match Exercise Notice, the Purchaser and the Seller shall in good faith finalise transaction documentation between the Purchaser and the Seller on the terms set out in the Offer Notice.

3.5.5

If (i) the Seller does not deliver the Match Exercise Notice within the aforementioned [***], or (ii) such good faith finalisation of transaction documentation does not result in a final agreement within [***] after receipt of the Offer Notice, the Purchaser shall be permitted to pursue an Exit Event with the bona fide third party stipulated in the Offer Notice.

Right to repurchase

3.5.6

If the Purchaser decides to pursue an IPO, the Purchaser shall send the Seller a written notice (the “IPO Notice”), with a copy to the Company, which shall at least contain (i) the Pre-Public Offering Valuation, (ii) the other terms and conditions of the intended IPO and (iii) the intended date of the IPO.

3.5.7

Upon receipt of the IPO Notice, the Seller shall have [***] to notify the Purchaser in writing that it wishes to acquire the Shares at a purchase price equal to [***] (the “IPO Exercise Notice”). If the Seller does not deliver the IPO Exercise Notice within the aforementioned [***], the Purchaser shall be permitted to effectuate the intended IPO.

3.5.8

If an IPO Exercise notice is delivered, the Parties shall cooperate in good faith to effectuate such sale and transfer from the Purchaser to the Seller as soon as possible against a purchase price equal to [***] and further terms that are not less favourable to the Purchaser than the IPO terms.

3.6	Purchaser obligations in relation to the Compound

The Purchaser shall procure that the Company shall (i) use its Commercially Reasonable Efforts to secure initial and, where necessary, further funding to develop the Compound by initiating the relevant studies and (ii) if such initial and, where necessary, further funding is secured, use Commercially Reasonable Efforts to develop and commercialise a product using the Compound in the Major Markets.

3.7	Withholdings

All payments to be made under this Agreement shall be made in full without deduction or withholding, except that if the payor is required by Applicable Law to make any deduction or withholding with respect to any such payment to any payee, then the payor shall be entitled to make such deduction or withholding provided that: (i) the payor shall, in accordance with Applicable Law, promptly account to the relevant tax authority for, and otherwise handle in accordance with Applicable Law, the amount so deducted or withheld; and (ii) the payor shall provide to the payee such confirmations, certificates and other documents, and provide such assistance to the payee, as the payee may reasonably request to evidence such deduction or withholding and/or to otherwise assist the payee in obtaining any available credit, relief deduction or other benefit with respect thereto.

3.8	Transfer taxes

All stamp duty, transfer taxes and notarial fees arising in connection with the transfer of Shares to the Purchaser pursuant to this Agreement shall be paid by the Purchaser.

4	CLOSING

4.1	Place of Closing

Closing shall take place on the Closing Date at the offices of NautaDutilh at Beethovenstraat 400, (1082 PR) Amsterdam, the Netherlands.

4.2	Closing Actions

At or prior to Closing, each Party shall do, or procure to be done, those things listed in relation to it or its Affiliates in Schedule 3 (Closing Actions) (the “Closing Actions”) in the order in which they are required to be carried out pursuant to that Schedule.

5	POST-CLOSING COVENANTS

5.1	Anti-avoidance

Each of the Purchaser and the Company shall not, and shall procure that its Affiliates shall not, structure or undertake any transaction or arrangement with the intention to avoid or reduce any Profit Right or IPO Share Right to which the Seller may be otherwise entitled or which is otherwise contrary to the commercial intention of the Parties that the Profit Right or IPO Share Right afford the Seller the right to receive payment at the same time and on the same basis pro rata as the direct and indirect investors in the Company and the Purchaser.

5.2	Retention of records

Following the Closing Date, each of the Company and the Seller shall, and shall procure that its Affiliates shall, retain for a period of [***] years from Closing, (or such longer period as may be prescribed by Applicable Law), all books, records and other written information that are in their possession at Closing and relate to the Company or its assets, liabilities and/or business. The Company shall allow the Seller and members of the Seller Group and their representatives and agents, upon reasonable written notice, reasonable access during normal business hours to such books, records and other information, including the right to inspect and take copies, insofar the Seller and the relevant members of the Seller Group require such information to comply with Applicable Law. The Seller shall allow the Company and the Purchaser and their representatives and agents, upon reasonable written notice, reasonable access during normal business hours to such books, records and other information directly relating to the business of the Company, including the right to inspect and take copies, insofar the Company and the Purchaser respectively require such information to comply with Applicable Law.

5.3	Financial statements and Tax filings

5.3.1

The Parties shall reasonably co-operate with one another in respect of the preparation of the Company’s financial statements and Tax filings where they cover a period wholly or partly during the Seller Holding Period (“Relevant Filings”) and the relevant Party shall, in accordance with the remainder of this Clause 5.3, provide copies of the draft Relevant Filings to the other Party for its review and comment prior to the Relevant Filings being submitted to the relevant authorities for filing.

5.3.2

The Buyer shall be responsible for all of the Company’s Tax filings with effect from the Closing Date, provided that where such Tax filings cover a period wholly or partly during the Seller Holding Period, the Buyer shall give the Seller reasonable opportunity to review and comment on such drafts, and for such comments to be taken into account in the final form Tax filing, prior to such Tax filings being finalised and filed with any applicable Tax Authority.

5.3.3

The Seller’s internal accounting team shall prepare the first draft of the financial statement of the Company for the financial year ending 31 December 2019 in accordance with past practice, a copy of which shall be sent to the Buyer. The Buyer shall be responsible for procuring that the Company prepares and timely files its accounts for the financial year ending 31 December 2019 (the “2019 Accounts”). If the 2019 Accounts differ to the draft financial statement prepared by the Seller, the Buyer shall give the Seller reasonable opportunity to review and comment thereon, and for such comments, to the extent reasonable, to be taken into account in the final form of the 2019 Accounts, prior to the same being finalised and filed with any applicable governmental authority (including the Dutch chamber of commerce). Any additional costs incurred in respect of the preparation and submission of the 2019 Accounts shall be borne by the Company.

6	SELLER’S WARRANTIES

6.1	Seller’s Warranties

6.1.1

The Seller represents and warrants to the Purchaser that each of the Seller’s Warranties set out in Schedule 4 (Seller’s Warranties) is true and accurate as at the Closing Date. The Seller shall not be liable under or in connection with this Agreement if the matter or circumstances giving rise to such claim was Disclosed.

6.1.2

No Seller’s Warranty shall be limited by the contents of another Seller’s Warranty. Each Seller’s Warranty shall be construed as separate and independent. The Purchaser is at all times free to decide which Seller’s Warranty or Seller’s Warranties to invoke in case of a Breach which is covered by more than one Seller’s Warranty.

7	LIMITATION OF LIABILITY

7.1	Reduction to Profit Right

7.1.1	The aggregate liability of the Seller in respect of any Breach shall, subject to the further limitations set out in this Agreement, be equal to such amount as may be:

a.	expressly agreed in writing between the Seller and the Purchaser to be the liability of the Seller in respect of such Breach; or

b.	judicially determined by court of competent jurisdiction under Clause 12.16, from which no appeal is available (or has ceased to be available without any such appeal having been made).

7.1.2	Subject to Clause 7.1.3, in case of a Breach the sole remedy of the Purchaser shall be either:

a.

to reduce the amount of any unpaid Profit Right by the amount of such liability of the Seller in respect of such Breach as so agreed or determined in the manner provided for in Clause 7.1.1 (provided always that a Profit Right shall never be less than zero); or

b.

to reduce the number of any unissued IPO Shares, valued at the IPO Price per share, with such number as to reflect the amount of such liability of the Seller in respect of such Breach as so agreed or determined in the manner provided for in Clause 7.1.1 (provided always that a IPO Share Right shall never be less than zero), and the liability of the Seller in respect of such Breach shall be so limited.

7.1.3

In respect of any Breach of (i) that Fundamental Warranty set out in paragraph 5 of part 1 of Schedule 4 by reason of any act or default of the Seller during the Seller Holding Period and (ii) the Seller’s Warranties in relation to Tax at paragraphs 16 and 17 of part 2 of Schedule 4, Clause 7.1.2 shall not comprise the sole remedy of the Purchaser and the Seller shall, subject to the further provisions of this Agreement, satisfy its liability to the Purchaser in respect of such Breach (as so agreed or determined in the manner provided for in Clause 7.1.1) by payment in cash, or, at the option of the Purchaser, reduction to the amount of the unpaid Profit Right or reduction to the number of unissued IPO Shares in accordance with Clause 7.1.2.

7.2	Liability for Breach

The Seller shall have no liability in respect of any Breach unless:

a.

the liability of the Seller under this Agreement in respect of that Breach (when aggregated with the liabilities in respect of all other Warranty Claims concerning the same or substantially similar subject matter) exceeds [***] (or, the case of a Breach of any of the Fundamental Warranties, [***]); and

b.

the cumulative aggregate liability of the Seller under this Agreement in respect of all Breaches exceeds [***] (or, (i) the case of a Breach of any of the Fundamental Warranties, [***], or (ii) the Warranty in relation to Leakage (paragraph 14 of Schedule 4), [***]), in which case the Purchaser shall be entitled to claim the entire amount of the loss and not merely the excess.

7.3	Limitations in time

The Seller shall not be liable in respect of any Breach of the Warranties unless it has received notice in writing from the Purchaser that the Purchaser is pursuing a Warranty Claim, such notice to include reasonable particulars of the grounds on which the Warranty Claim is based, within [***] of Closing. Notwithstanding the foregoing, any Warranty Claim submitted before such date pursuant to which the Seller is held liable in accordance with Clause 7.1.1 shall entitle the Purchaser to invoke the remedies included in Clause 7.1.2 after such date.

7.4	No limitation for fraud etc.

Nothing in this Agreement shall limit any liability of any Party, or restrict any right of recourse of any other Party, with respect to any fraud of the first aforementioned Party.

7.5	No liability if loss is otherwise compensated

7.5.1	The Purchaser shall not be entitled to recover more than once in respect of the same loss giving rise to a Warranty Claim.

7.5.2

The Purchaser shall take reasonable steps to avoid and/or mitigate any loss which in the absence of mitigation may give rise to the Seller’s liability for a Warranty Claim being increased. Nothing in this paragraph shall restrict or limit the Purchaser’s general obligation under Applicable Law to mitigate any loss which it may suffer as a result of a matter giving rise to a Warranty Claim.

7.5.3

Without affecting the Purchaser’s duty to mitigate loss in respect of any matter giving rise to a Warranty Claim, if in respect of any such matter, the Purchaser is entitled to claim under any policy of insurance, the amount of insurance money recovered (less any reasonable costs and expenses incurred in obtaining that recovery) will reduce or satisfy, as the case may be, that Warranty Claim by an equal amount.

7.6	Net financial benefit

Any Tax Benefit that is actually realized by a member of the Purchaser Group within the financial year in which a claim is made under this Agreement or the 5 (five) financial years thereafter and that is a direct result of a claim under this Agreement, or the facts or circumstances giving rise to such claim, shall be settled between the Parties if and when such Tax Benefit is actually realized by the relevant member of the Purchaser Group.

7.7	Recovery from third parties

7.7.1

Where the Purchaser recovers (whether by reason of insurance, payment discount, credit, relief or otherwise) from a third party any sum in respect of any loss arising from any matter giving rise to a Warranty Claim then, if such Warranty Claim is made by the Purchaser, the Purchaser shall:

a.

notify the Seller and, subject to the Seller indemnifying the Purchaser against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, provide such reasonable information and assistance as the Seller may, acting reasonably, require relating to such right of recovery or such other relief, saving or benefit and the steps taken or to be taken by the Purchaser in connection with it; and

b.

keep the Seller informed of the progress of any action taken and provide the Seller with copies of all relevant material correspondence and documentation where they, acting reasonably, request them, and if the Purchaser receives payment of such sum from the third party, then any prior reduction to any unpaid Profit Right shall be reduced by the amount of such payment, relief, saving or benefit (and, if a prior reduction was made to a Profit Right, which Profit Right subsequently became payable, then the Purchaser shall pay to the Seller an amount equal to the reduction previously made, or if less, the amount of such payment, relief, saving or benefit).

7.7.2

Nothing in this Clause 7.6 entitles the Seller or requires the Purchaser to take any action or do anything or refrain from doing anything which would materially prejudice the commercial interest of the Purchaser.

7.8	Exclusions

7.8.1	The Seller shall not be liable in respect of a claim for Breach if and to the extent that such claim is attributable to, or to the extent the amount of such claim is increased as a result of, any:

a.

change in applicable legislation coming into effect as of the Closing Date or any amendment to or the withdrawal of any practice previously published by an Authority (other than practice in relation to Tax), whether or not such change, amendment or withdrawal purports to have retroactive effect in whole or in part;

b.	new interpretation of existing Law (other than Tax Law) by an Authority in a judgment or decision published as of the Closing Date;

c.

change after the Closing Date in the accounting bases on which the Company values its assets or a change in the tax structure or corporate structure of the Company, or a wilful change in the conduct of business (save where such change is required to be made to correct any error or non-compliance with Applicable Law or accounting standards applicable with respect to the period for which such accounts were prepared);

d.

change after the Closing Date of the date to which the Company makes up its statutory accounts or tax accounts or in the bases, methods or policies of accounting (including tax accounting) of the Company;

e.	act or omission by or on behalf of the Purchaser and/or the Purchaser Group after the Closing Date;

f.

Tax liability (other than a Tax liability arising in respect of the Seller Holding Period) that is due in relation to any taxable period or portion of any taxable period that (i) starts after the Closing Date or (ii) is prior to the Seller Holding Period;

g.

liability or obligation of the Company, which would not have arisen but for a cessation, or any fundamental change in the nature or conduct, of any trade carried on by the Company at the Closing Date, being a cessation or change occurring after the Closing Date; or

h.

liability or obligation of the Company, which arises or is increased or not resisted as a consequence of any failure by the Purchaser to comply with any of its respective obligations under this Agreement.

7.9	Seller Group Liabilities

In respect of any Seller Group Liability for which the Company is liable: (i) the Seller shall indemnify the Purchaser against, and pay (on a Euro for Euro basis) to the Purchaser the amount (if any) paid by the Company after Closing in satisfaction (in whole or in part) of, such Seller Group Liability (provided that no such payment shall be voluntarily paid by the Company without the prior written consent of the Seller); and (ii) Clauses 7.1, 7.2, 7.3, and 7.7 shall not apply in respect of any such claim for indemnification.

8	THIRD PARTY CLAIMS

8.1	Defence against Third Party Claims

Where a Warranty Claim of the Purchaser is based upon or relates to a Third Party Claim, as soon as possible following the notification of such Warranty Claim, the Parties shall consult each other on the course of action to be taken, taking into account the reasonable respective interests of all Parties, provided always that the Purchaser shall not be obliged to do anything which would or would reasonably be expected to (i) breach or endanger any member of the Purchaser Group’s legal privilege in any documents or records or any bona fide obligations of confidentiality owed to a third party, (ii) prejudice the bona fide commercial interest of any member of the Purchaser Group or (iii) breach any Applicable Laws or otherwise result in any liability of the Purchaser Group being materially increased.

9	PURCHASER’S WARRANTIES

9.1	The Purchaser warrants to the Seller that each of the statements included in Schedule 5 (Purchaser’s Warranties) is true and accurate in all material respect at the Closing Date.

9.2

No Purchaser’s Warranty shall be limited by the contents of another Purchaser’s Warranty. Each Purchaser’s Warranty shall be construed as separate and independent. The Seller is at all times free to decide which Purchaser’s Warranty or Purchaser’s Warranties to invoke in case of a Breach which is covered by more than one Purchaser’s Warranty.

10	RESTRICTIVE COVENANTS

10.1	Use of name

The Seller hereby undertakes to the Purchaser and the Company that it will not directly or indirectly engage in any trade under the name “Dezima” and/or the term [***] or any abbreviation of any such name or term or any combination including any such name or term, or the logo of the Company incorporating of such name or term, as from the Closing Date.

11	CONFIDENTIALITY

11.1	Confidentiality

11.1.1

Subject to the provision of Clause 11.2 (Exemptions) neither the Seller nor the Purchaser shall make (or permit any member of the Seller Group or the Purchaser Group to make) any announcement concerning the Transaction or any ancillary matter before, on, or after Closing.

11.1.2

Each of the Seller and the Purchaser shall and shall procure that each member of the Seller Group and the Purchaser Group (as the case may be) shall keep confidential the terms of this Agreement and all information provided to it by or on behalf of the other Parties or otherwise obtained by or in connection with this Agreement which relates to the other Parties or any member of the Purchaser Group or the Seller Group (as the case may be).

11.1.3

The Seller undertakes to the Company and the Purchaser that it shall (and shall procure that each member of the Seller Group shall) treat as confidential, and will not at any time disclose or use, any confidential information of the Company or the Purchaser Group concerning, comprising or otherwise relating to the Compound or any assets of the Company or the development or commercialisation thereof (including, without limitation, any trade secrets, know how, manufacturing specifications, study designs, development plans, commercialisation plans, forecasts, market analysis, competitor analysis, data and other results arising from development activities, and any analysis of or reports in respect of any such data or results).

11.2	Exemptions

Nothing in this Clause 11 (Confidentiality) prevents any announcement being made or any confidential information being disclosed by any Party:

a.	on or following the Closing Date, if the Parties have reasonably agreed on the contents of such announcement, which the Parties will aim to do prior to Closing;

b.

to the extent required by law or any competent regulatory body or recognised stock exchange or under any agreement with any Tax Authority existing at the Closing Date or to comply with any applicable accounting requirements; any Party so required to disclose any confidential information shall promptly notify the other Parties, to the extent lawful to do so, before disclosure occurs and shall consult with the other Parties regarding the timing and content of such disclosure;

c.

to the extent that such information is public knowledge other than through unlawful disclosure of which that Party at the time of such disclosure was or could reasonably have been aware that it was unlawful;

d.	to that Party’s professional advisers or its financiers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose;

e.	by the Purchaser Group to a direct shareholder of the Purchaser;

f.	by the Purchaser Group to MTPC (or its Affiliates, advisers, agents or auditors) in connection with the subject matter of the Novation And Waiver Agreement relevant to MTPC and the New MTPC Agreement;

g.	by the Purchaser Group to Xention (or its Affiliates, advisers, agents or auditors) in connection with the subject matter of the Novation And Waiver Agreement relevant to Xention; or

h.	by the Purchaser Group to Moelis (or its Affiliates, advisers, agents or auditors) in connection with the subject matter of the Novation And Waiver Agreement relevant to Moelis.

12	MISCELLANEOUS PROVISIONS

12.1	Further action

If at any time after Closing any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of such Party.

12.2	Binding effect

This Agreement shall not have any binding effect until each Party has validly signed this Agreement.

12.3	Entire Agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter covered hereby and supersedes any previous oral or written agreements, arrangements and understandings between the Parties. All warranties, assurances and other terms as may otherwise be implied by Applicable Law with respect to the sale and purchaser of the Shares are expressly excluded.

12.4	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall negotiate in good faith to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

12.5	Amendment

No amendment to this Agreement shall have any force or effect unless and until it is in writing and signed by each of the Parties.

12.6	Costs

Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation, implementation and signing of this Agreement.

12.7	No implied waiver; no forfeit of rights

12.7.1	Any waiver under this Agreement must be given by notice to that effect.

12.7.2

Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking).

12.8	No rescission or nullification; exclusion

12.8.1

The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the DCC to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the DCC to request in legal proceedings the amendment of this Agreement.

12.8.2	For the purpose of this Agreement, the applicability of articles 7:17, 7:20 up to and including 7:23 and 6:89 DCC is hereby expressly excluded.

12.9	Third party stipulations

Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party’s permitted assigns or successors and this Agreement does not contain any third party stipulations (derdenbedingen).

12.10	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.11	Notices

12.11.1

Any notice, request, consent or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by registered mail or sent as an email to the relevant email address referred to in Clause 12.11.2. Delivery by courier shall be regarded as delivery by hand.

12.11.2

Notices, requests, consents or other communications under or otherwise in connection with this Agreement shall be sent to the addresses of the Parties as specified in Schedule 6 (Addresses for notices) or such other address as the Party to be given notice may have notified to the other Parties from time to time in accordance with this Clause 12.11 (Notices) for that purpose.

12.11.3	A notice, request, consent or other communication under or otherwise in connection with this Agreement shall be effective, in the absence of earlier receipt:

a.	if delivered by hand to the relevant address referred to in Clause 12.11.2, at the time of delivery;

b.	if sent by registered mail to the relevant address referred to in Clause 12.11.2 and that address is in the same country as the sender, at the expiration of 2 (two) days after the time of posting;

c.

if sent by registered mail to the relevant address referred to in Clause 12.11.2 and that address is not in the same country as the sender, at the expiration of 7 (seven) days after the time of posting; and

d.	if sent by email to the relevant email address referred to in Clause 12.11.2, at the time the email was sent.

12.11.4

If a notice, request, consent or other communication under or otherwise in connection with this Agreement would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. CET to 5:30 p.m. CET on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause 12.11 (Notices), it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

12.11.5

In proving service of the notice, request, consent or other communication under or otherwise in connection with this Agreement, it shall be sufficient to show that delivery by hand was made or that the envelope containing the notice, request, consent or communication was properly addressed and posted as registered mail or that the email was recorded in the IT system of the sender as having been sent and that the sender did not receive within 1 (one) hour of sending the email an error message indicating failure to deliver. For the avoidance of doubt, a notification that the recipient of an email is out of the office, or no longer working at an organisation, shall not constitute an error message indicating failure to deliver.

12.11.6	The provisions of this Clause 12.11 (Notices) shall not apply in relation to the service of documents for the purpose of litigation.

12.12	Language

The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication of which the mandatory language is another language than English.

12.13	Assignment

No Party may assign this Agreement (contractsoverneming) or assign any of its rights thereunder without the prior written consent of the other Parties.

12.14	Notary

The Parties are aware of the fact that the Notary works with NautaDutilh, the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that:

a.	the Notary shall execute any notarial deeds related to this Agreement; and

b.	the Purchaser is assisted and represented by NautaDutilh in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection with this Agreement.

12.15	Choice of law

This Agreement and the Deed of Transfer to be entered into pursuant to it, shall be exclusively governed by and construed in accordance with Dutch law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with Dutch law.

12.16	Disputes

The Parties agree that any dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be exclusively submitted to the jurisdiction of the competent court in Amsterdam.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signature page follows

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Signature page

[Share sale and purchase agreement among Saga Investments Coöperatief U.A. and NewAmsterdam Pharma B.V. and Dezima Pharma B.V. - Signature page]

For and on behalf of

SAGA INVESTMENTS COÖPER-

ATIEF U.A.

/s/ Justin G. Claeys		/s/ Jan Bouman
By:	Justin G. Claeys	By:	Jan Bouman
Title:	Director Group A	Title:	Director Group B
For and on behalf of
NEWAMSTERDAM PHARMA B.V.
/s/ H.A. Slootweg		/s/ V. van Houten
By:	H.A. Slootweg	By:	V. van Houten
Title:	Director of Forbion International Management B.V. its director	Title:	Director of Forbion International Management B.V. its director

For and on behalf of
DEZIMA PHARMA B.V.

/s/ Jan Bouman
By:	Jan Bouman	By:
Title:	Director	Title:

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Schedule 1.	Definitions and interpretation

Part 1	Definitions

The following capitalised terms and expressions in this Agreement shall have the following meanings:

“2015 SPA”	means the share sale and purchase agreement dated September 16, 2015 between, amongst others, the Seller, the Company and Forbion II Management B.V.;

“2015 Transaction Documents”	means the Transaction Documents, as defined in the 2015 SPA;

“2019 Accounts”	has the meaning set out in Clause 5.3.3;

“Accounts”	means the balance sheet and profit and loss statement of the Company as at the Accounts Date;

“Accounts Date”	means 30 March 2020;

“Affiliate”	means in relation to any Person, any direct or indirect subsidiary or direct or indirect holding company of that Person (including its ultimate beneficial owner) and any other direct or indirect subsidiary of such holding company;

“Agreement”	means this share sale and purchase agreement, as defined in the introduction to this Agreement;

“Applicable Law”	means, in relation to any Person, any and all laws, common law, statutes, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice, civil, criminal or administrative law, notices, judgments, decrees, orders or rulings from any Authority, in each case having the force of law, including any anti-bribery laws, anti-corruption laws, anti-money laundering laws and export control laws, in each case, as applicable to such Person;

“Asset Sale”	has the meaning set out in the definition of Exit Event;

“Authority”	means a supranational, national, provincial, municipal or other governmental authority, administrative body or court of a relevant jurisdiction (including any subdivision thereof);

“Breach”	means any Seller’s Warranty not being true and accurate;

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“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands for the conduct of normal business;

“Business Warranties”	means the representations and warranties set out in Part 2 of Schedule 4 (Seller’s Warranties);

“CETP”	means cholesteryl ester transfer protein;

“Closing Actions”	has the meaning set out in Clause 4.2 (Closing Actions);

“Closing Date”	means the date of Closing;

“Closing Payment Amount”	has the meaning set out in Clause 3.2;

“Closing”	means the completion of the Transaction on the Closing Date;

“Commercially Reasonable Efforts”	[***]

“Company”	means Dezima Pharma B.V., as defined in the introduction to this Agreement;

“Compound”	means the proprietary oral CETP therapeutic, as was the subject of the license agreement between MTPC and the Company dated September 6, 2012 (as amended on November 5, 2013 and August 26, 2015) and coded as TA-8995/DEZ-001, having the following structure:

Calcium bis{4-[(2-{[3,5-bis(trifluoromethyl)benzyl][(2R,4S)-1- (ethoxycarbonyl)-2-ethyl-6-(tri-fluoromethyl)-1,2,3,4-tetrahydroquinolin-4- yl]amino}pyrimidin-5-yl)oxy]butanoate};

“Data Room”	means the data room hosted on [***] and made available to the Purchaser;

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“DCC”	means the Dutch Civil Code (Burgerlijk Wetboek);

“Deed of Transfer”	has the meaning set out in Clause 2.1.2;

“Deferred Proceeds”	has the meaning set out in Clause 3.3.2;

“Dezima Group”	means the Purchaser and the Company together with their subsidiaries from time to time;

“Director”	means a member of a board of management (bestuurder) or of a supervisory board (commissaris) or any other Person holding a similar position in a company in a jurisdiction other than the Netherlands;

“Disclosed Information”	means the information with respect to the Company i. set out in this Agreement, ii. set out in the Disclosure Letter and iii. contained in the Data Room;

“Disclosed”	means any matter or circumstance of which the Purchaser was or should have been aware on the basis of information fairly disclosed in the Disclosed Information;

“Disclosure Letter”	means the letter (in a form approved by the Parties), dated the same date as this Agreement, from the Seller to the Purchaser disclosing exceptions to the Business Warranties;

“EEA”	means countries which are members of the European Economic Area as at the Closing Date, including for the avoidance of doubt the United Kingdom;

“Encumbrances”	means any rights of pledge, mortgage or usufruct, liens or attachments, option rights, rights of retention, rights of first refusal or pre-emption or similar rights;

“Exit Event”	means a single transaction or series of related transactions (i) resulting in the sale, lease, transfer, license or other disposition of all or a substantial part of the assets of the Company (and its Affiliates) (including shares in its subsidiaries from time to time and the intellectual property rights in relation to the Compound) (an “Asset Sale”), or (ii) resulting in the sale or transfer of all or part of the shares in the capital of the Company (or any direct or indirect holding company thereof (including, without limitation, the Purchaser) resulting in a direct or indirect change of control over the Company (or any such holding company of the Company) (it being understood that any sale or

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transfer of more than 50% of the then outstanding shares in the capital of the Company or any holding company of the Company or the Purchaser shall be deemed to result in a change of control) (a “Share Sale”) or (iii) resulting in a merger (juridische fusie) or demerger (splitsing), re-organisation, acquisition or consolidation involving the Company (or any direct or indirect holding company thereof (including, without limitation, the Purchaser) or its subsidiaries from time to time with any other company resulting in the Purchaser or the Company not being the surviving company and/or resulting in a change of control over the Purchaser or the Company or any direct or indirect holding company of the Purchaser or the Company (a “Merger”), (iv) deemed an Exit Event by the management board (acting with the Seller’s prior written consent) of the Purchaser, or (v) resulting in any proceeds (whether in cash, shares or surplus assets) actually paid or distributed to, or for the benefit of, all shareholders (or any class thereof) of the Company (or any direct or indirect holding company (including, without limitation, the Purchaser)) and/or a surviving company.

For the purposes of this definition, [***].

An Exit Event shall not include:

(i) a Share Sale or Merger undertaken in anticipation of an IPO pursuant to which a new holding company (the “New Holding Company”) acquires the entire issued share capital of the Company (or its holding company) in consideration of the issue to the holder of shares (and other options, warrants, convertibles and other securities) of the Company (or, as the case, such holding company) (for the purposes of this definition the “Sellers”) of new shares (and other options, warrants, convertibles and other securities) in the New Holding Company with the result that the nature and extent of the interests of the Sellers in the New Holding Company subsequent to such transaction is equivalent to the nature and extent of the interests of the Sellers in the Company (or the holding company) immediately prior to such transaction (and no other person(s) then hold any interest in the New Holding Company); and

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(ii)  an Asset Sale comprising the sale, lease, transfer, license or other disposition of all or a substantial part of the assets of the Company to a wholly owned subsidiary of the Company (provided that, for the avoidance of doubt, a subsequent disposition of the Company’s interests in such subsidiary, or disposition by such subsidiary of interests in such assets, shall constitute an Asset Sale);

“Financing”	means the proceeds in cash or in kind (net of taxes and commissions, if any) received by the Purchaser from investors by way of subscription for non-redeemable equity securities in the share capital of the Purchaser or from shareholders by way share premium contributions;

“Fundamental Warranties”	means the representations and warranties set out in Part 1 of Schedule 4 (Seller’s Warranties);

“Independent Expert”	means an accountant or other expert (acting as expert and not as an arbitrator) appointed by the Seller and Purchaser jointly and who has no personal interest which might be reasonably expected to conflict with the performance of the role for which he is so nominated;

“Intellectual Property”	includes any (i) Patent, invention, trademark, trademark registration or other right, trade dress, trade dress right, trade name, trade name right, domain name, domain name right, service mark, service mark right, original work, software, copyright, including any applications or filings in respect of the foregoing, domestic or foreign, and including any regulatory filings made in respect of any of the foregoing and data associated therewith, and rights of regulatory exclusivity or data protection and (ii) trade secret, know-how and other intellectual property rights and all other rights commonly regarded as intellectual property rights and all rights or forms of protection having equivalent or similar effect anywhere in the world, whether or not registered or granted;

“IPO”	means an introductory public offering or other form of offering that results in the admission to trading of the shares in the capital of the Company (or any direct or indirect holding company of the Company (including, without limitation, the Purchaser)) on a Major Exchange;

“IPO Company”	means the company whose shares are admitted to trading pursuant to the IPO;

“IPO Exercise Notice”	has the meaning set out in Clause 3.5.7;

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“IPO Notice”	has the meaning set out in Clause 3.5.6;

“IPO Price”	means the price per share as set forth in the pricing agreement or similar document at which IPO Shares are offered by the Company to investors in connection with any placing undertaken in connection with the IPO;

“IPO Share Right”	has the meaning set out in Clause 3.4.1

“IPO Shares”	means shares in the capital of the IPO Company being of the same class as admitted to trading pursuant to the IPO;

“Leakage”	means:

a. any dividend or other distribution on the Shares declared, paid or made by the Company;

b. any payment made as a result of a redemption, cancellation or purchase of shares in, or a decrease of the issued share capital by the Company;

c. any payments made, and the value of any assets transferred, to (or to any person on behalf of) any member of the Seller Group by or on behalf of the Company;

d. the amount of indebtedness of, or liabilities of any kind of, any member of the Seller Group which is assumed, indemnified or otherwise settled or incurred by or on behalf of the Company;

e.   the amount or value of any waiver of a claim or disposal of any rights of value by the Company in respect of an agreement or arrangement with any member of the Seller Group (in each case other than pursuant to the Novation And Waiver Agreement); and

f. all fees and related costs and expenses arising prior to Closing and which were incurred by, or reimbursed by or charged to, the Company in connection with the Transaction;

“Major Exchange”	means any market in securities operated by an investment exchange which is a ‘Recognised Investment Exchange’, ‘Recognised Overseas Investment Exchange’ or ‘Designated Investment Exchange’ in each case as so designated by the UK Financial Conduct Authority from time to time or which the Seller may otherwise approves in writing to be a Major Exchange for the purposes of this Agreement;

“Major Markets”	means the United States of America, China, Japan and the EEA, including the United Kingdom;

“Match Exercise Notice”	has the meaning set out in Clause 3.5.3;

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“Merger”	has the meaning set out in the definition of Exit Event above;

“Moelis”	means Moelis & Company UK LLP;

“MTPC”	means Mitsubishi Tanabe Pharma Corporation;

“MTPC Territory”	means [***]

“NautaDutilh”	means NautaDutilh N.V., lawyers, civil law notaries and tax advisers, acting as advisers to the Purchaser;

“New Holding Company”	has the meaning set out in the definition of Exit Event above;

“New MTPC Agreement”	means the profit right and waiver agreement between the Purchaser and MTPC dated on or about the date of this Agreement

“Non-arm’s Length Exit”	has the meaning set out in Clause 3.3.4;

“Non-cash Proceeds”	has the meaning set out in Clause 3.3.3;

“Notary”	means any civil law notary (notaris) of NautaDutilh, or any of its deputies;

“Novation And Waiver Agreement”	means the agreed form novation and waiver agreement in the form attached hereto as Schedule 7 (Novation And Waiver Agreement);

“Offer Notice”	has the meaning set out in Clause 3.5.3;

“Partial Sale”	has the meaning set out in Clause 3.3.5;

“Parties”	means the parties to this Agreement;

“Permitted Leakage”

means each of the following:

(i) all payments or other Leakage approved by the Purchaser in writing; and

(ii)  all payments, liabilities and obligations arising under this Agreement or any of the 2015 Transaction Documents;

“Pre-Public	means the [***] of the Company or the Purchaser, as

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Offering Valuation”	the case may be, as determined by the lead underwriters of the IPO;

“Proceeds”	means any proceeds (whether in cash, shares or surplus assets) actually paid or distributed to, or for the benefit of, the shareholders of the Company (or any direct or indirect holding company (including, without limitation, the Purchaser)) and/or a surviving company resulting from an Exit Event, net of all transaction costs reasonably incurred thereby in respect of such Exit Event;

“Profit Right”	has the meaning set out in Clause 3.3.1;

“Profit Right Payment”	has the meaning set out in Clause 3.3.1;

“Purchaser”	means NewAmsterdam Pharma B.V., as defined in the introduction to this Agreement;

“Purchaser Group”	means the Purchaser and its Affiliates, including, as from Closing, the Company;

“Relevant Filings”	has the meaning set out in Clause 5.3.1;

“Relief”	means any carry forward tax loss, relief, allowance, amortisation, depreciation, credit, deduction, exemption, set-off or other relief of a similar nature granted or available in relation to Tax and any repayment or right to repayment of Tax;

“Remaining Shares”	has the meaning set out in Clause 3.3.5;

“Seller”	means Saga Investments Coöperatief U.A., as defined in the introduction to this Agreement;

“Seller Group”	means the Seller and its Affiliates other than the Company;

“Seller Group Liability”	means a post-Closing liability of the Seller Group to any person (including any Tax Authority, but excluding the Company), and for which the Company is jointly liable, or liable as guarantor surety or otherwise, by reason of: (i) any agreement or arrangement entered into by the Company during the Seller Holding Period; or (ii) under any Applicable Law (including, without liability, in respect of Tax) by reason of the Company being (or having been) an Affiliate of any member of the Seller Group during the Seller Holding Period (but in each case excluding, for the avoidance of doubt, any liability of the Seller Group in respect of any liability of the Company);

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“Seller Holding Period”	means the period during which the Seller has held the Shares being 16 September 2015 up to and including Closing;

“Seller’s Warranties”	means the representations and warranties of the Seller referred to in Clause 6 (Seller’s Warranties) and set out in Schedule 4 (Seller’s Warranties);

“Share Sale”	has the meaning set out in the definition of Exit Event above;

“Shares”	has the meaning set out in Recital A;

“Tax”	means any form of taxation of any country or jurisdiction, whether arising by way of a primary liability or by way of a secondary liability, whether direct or indirect, and any levy, duty, charge, contribution (including any social security contribution or employee social security scheme), withholding or impost, and any liability for repayment of unlawful state aid in relation to Tax imposed, assessed and/or collected (including all interest and penalties relating thereto);

“Tax Authority”	means an Authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax;

“Tax Benefit”	means:

a. any Tax Refund actually received by the Company or a member of the Purchaser Group; and

b. any cash reduction of Tax actually owing by the Company or a member of the Purchaser Group.

“Tax Refund”	means a rebate, refund or repayment in respect of Tax;

“Third Party Claim”	means a claim made by a third party against the Company that constitutes a Breach;

“Transaction”	has the meaning set out in Recital C;

“Warranty Claim”	means a claim for payment made by the Purchaser in respect of any Breach or alleged Breach; and

“Whole Value”	has the meaning set out in Clause 3.3.5.

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Part 2	Provisions

For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.

Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning as “including without limitation” except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

d.	Clauses, Recitals, Schedules, etc. Unless otherwise stated, Clause, Recital, Schedule or Annex means a clause (including all subclauses), a recital, a Schedule or an Annex in or to this Agreement.

e.

Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

f.

Dutch concepts References to any Dutch legal concept in any jurisdiction other than the Netherlands shall be deemed to include the concept which in that jurisdiction most closely approximates the Dutch legal concept.

g.

Language If there is a discrepancy between an English language word and a Dutch language word used to clarify it and then to the extent of the conflict only, the meaning of the Dutch language word shall prevail.

h.

Documents A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

i.	Subsidiary A company is a subsidiary of another company, its holding company, if that other company:

i.	holds a majority of the voting rights in it;

ii.	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

iii.	is a shareholder or member of it and controls alone or together with other Persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

iv.	is a subsidiary of a company which is itself a subsidiary of that other company.

j.

Person References to a person shall be construed so as to include any individual, firm, company, corporation, limited liability company, trust, unincorporated organisation, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

k.

Arm’s length Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference means the conditions which would be obtained between comparable, independent Persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the Parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.